Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 25, 2018, among GLOBAL INDEMNITY LIMITED, a Cayman Islands exempted company (the “Company”), GLOBAL INDEMNITY GROUP, INC., a Delaware corporation (“GIGI”), U.S. BANK NATIONAL ASSOCIATION, as trustee (the “7.875% Notes Trustee”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “7.75% Notes Trustee”, and together with the 7.875% Notes Trustee, the “Trustees” and each, a “Trustee”).

RECITALS

WHEREAS, the Company is the obligor of 7.75% Subordinated Notes due 2045 (the “7.75% Notes”), in the original aggregate principal amount of $100,000,000, and 7.875% Subordinated Notes due 2047, in the original aggregate principal amount of $130,000,000 (the “7.875% Notes”, and together the 7.75% Notes, the “Notes”), which were issued under that certain Indenture dated as of August 12, 2015 (the “Base Indenture”, and together with the Officers’ Certificate dated August 12, 2015 (the “7.75% Notes Officers’ Certificate”), the First Supplemental Indenture dated as of November 7, 2016 and the Second Supplemental Indenture dated as of March 23, 2017 (the “Second Supplemental Indenture”), the “Indenture”), by and among the Company and the Trustees;

WHEREAS, Section 9.01(2) of the Indenture provides that, without the consent of any Holders, the Company and the Trustees may enter into an indenture supplemental thereto to make any modifications or amendments that do not, in the good faith opinion of the Company, adversely affect the interests of the Holders in any material respect;

WHEREAS, to the extent and in the manner set forth herein, the Company desires to add GIGI as a subordinated co-obligor under each series of Notes as permitted by Section 9.01(2) of the Base Indenture;

WHEREAS, the Company has requested that each of the Trustees enter into this Supplemental Indenture in connection with the foregoing amendment, and in accordance with Sections 1.02 and 9.03 of the Base Indenture, has delivered an Officers’ Certificate and Opinion of Counsel to the Trustees; and

WHEREAS, each of the Company and GIGI has been authorized to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree for the benefit of each other and for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), and to the extent set forth herein, for the benefit of the holders of GIGI Senior Obligations as follows:

ARTICLE I

AMENDMENT TO INDENTURE

Section 1.01	Definitions.

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Base Indenture. The following terms in this Supplemental Indenture shall have the following meanings:

“GIGI Senior Indebtedness” means the principal of (and premium, if any) and unpaid interest on (1) Indebtedness of GIGI, whether outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed, for money borrowed, other than (a) any Indebtedness of GIGI which when incurred, and without respect to any election under Section 1111(b) of the U.S. Bankruptcy Code, was without recourse to GIGI, (b) any Indebtedness of GIGI to any of the Company’s subsidiaries (other than any Indebtedness described in clause (2) of the definition of “GIGI Senior Obligations”), (c) Indebtedness to any employee of GIGI, (d) any liability for taxes, (e) Trade Payables or (f) any Indebtedness of GIGI which is expressly subordinate in right of payment to any other Indebtedness of GIGI, and (2) renewals, extensions, modifications and refundings of any such Indebtedness. For purposes of the foregoing and the definition of “GIGI Senior Indebtedness,” the phrase “subordinated in right of payment” means debt subordination only and not lien subordination, and accordingly, (x) unsecured indebtedness shall not be deemed to be subordinated in right of payment to secured indebtedness merely by virtue of the fact that it is unsecured, and (y) junior liens, second liens and other contractual arrangements that provide for priorities among holders of the same or different issues of indebtedness with respect to any collateral or the proceeds of collateral shall not constitute subordination in right of payment.

“GIGI Senior Obligations” means (1) GIGI Senior Indebtedness and (2) any and all monetary obligations or liabilities of GIGI owing to Global Indemnity Reinsurance, Ltd., a Bermuda company (“GIR”), and/or any other regulated reinsurance or insurance company that is a direct or indirect Subsidiary of the Company (each, a “GIS”) (whether such monetary obligations or liabilities are existing as of the date hereof or thereafter created, incurred, assumed or guaranteed and whether direct, indirect, absolute or contingent), including, without limitation, any Indebtedness owed to GIR or any GIS or any indemnification or reimbursement obligations of GIGI to GIR or any GIS.

“Indebtedness” means any and all obligations of a Person for money borrowed which, in accordance with generally accepted accounting principles, would be reflected on the balance sheet of such Person as a liability on the date as of which such Indebtedness is to be determined.

“Trade Payables” means accounts payable or any other Indebtedness or monetary obligations to trade creditors created or assumed by GIGI or any Subsidiary of GIGI in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

Section 1.02	Application of this Supplemental Indenture.

Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of each series of Notes.

Section 1.03	GIGI as Subordinated Co-Obligor.

With respect to each series of Notes, pursuant to Section 9.01(2) of the Base Indenture, GIGI hereby agrees to become a co-obligor of each series of Notes with the same obligations and duties as the Company under the Indenture (including the due and punctual performance and observance of all of the covenants and conditions to be performed by the Company, including, without limitation, the obligation to pay the principal of and interest on the Notes of any series when due whether at maturity, by acceleration, redemption or otherwise), and with the same rights, benefits and privileges of the Company thereunder; provided, however, that the foregoing obligations (including the obligation to pay the principal of and interest in respect of the Notes of any series) shall be subject to and limited by the subordination provisions set forth in Section 1.04 hereof; provided, further, however, to the extent permitted by the Trust Indenture Act, GIGI shall not be required to comply with Section 7.04 of the Base Indenture if GIGI is not otherwise required to file or furnish information, documents or reports with the

Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

GIGI hereby agrees to pay all amounts due to the Trustees in accordance with the terms set forth in Section 6.07 of the Indenture.

Section 1.04	Subordination to GIGI Senior Obligations.

(a)    Agreement to Subordinate. GIGI, for itself, its successors and assigns, covenants and agrees, and each Holder of Notes of each series by his, her or its acceptance thereof, likewise covenants and agrees, that the payment of the principal of (and premium, if any) and interest on each and all of the Notes of each series is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all GIGI Senior Obligations.

(b)    Distribution on Dissolution, Liquidation or Reorganization; Subrogation of Notes.

(1)	Upon any distribution of assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to GIGI or its property, whether voluntary or involuntary, all amounts (including any payment of principal, premium, if any, and interest) due or to become due to all GIGI Senior Obligations of GIGI shall first be paid in full in cash, or such payment duly provided for to the satisfaction of the holders of the GIGI Senior Obligations, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the Notes of any series, or for the acquisition of any of the Notes of any series for cash, property or otherwise.

(2)	In the event that, notwithstanding the foregoing, any payment or distribution of assets of GIGI of any kind or character, whether in cash, property or securities prohibited by the foregoing, shall be received by a Trustee or the Holder of any Note before all GIGI Senior Obligations is paid in full, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to a Responsible Officer of any such Trustee or such Holder, such payment or distribution shall be paid over, upon written notice to a Responsible Officer of such Trustee, to the holder of such GIGI Senior Obligations or his, her or its representative or representatives or to the trustee or trustees under any indenture under which any instrument evidencing any of such GIGI Senior Obligations may have been issued, ratably as aforesaid, as calculated by GIGI, for application to payment of all GIGI Senior Obligations remaining unpaid until all such GIGI Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution to or for the holders of such GIGI Senior Obligations.

(3)	Subject to the payment in full of all GIGI Senior Obligations, the Holders of the Notes of any series shall be subrogated to the rights of the holders of such GIGI Senior Obligations to receive payments or distributions of cash, property or securities applicable to the GIGI Senior Obligations until the principal of (and premium, if any) and interest on the Notes of such series shall be paid in full. No payments or distributions to the holders of the GIGI Senior Obligations of any cash, property or securities to which the Holders of the Notes of any series would be entitled except for the provisions of this Section 1.04, and no payments over pursuant to the provisions of this Section 1.04 to the holders of GIGI Senior Obligations by Holders of the Notes of any series or a Trustee, shall, as among GIGI, its creditors other than holders of GIGI Senior Obligations and the Holders of the Notes of such series, be deemed to be a payment or distribution by GIGI to or on account of the GIGI Senior Obligations. It is understood that the provisions of this Section 1.04 are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes of each series, on the one hand, and the holders of the GIGI Senior Obligations, on the other hand. Nothing contained in this Section 1.04 or elsewhere in the Indenture or in the Notes of any series is intended to or shall impair, as between GIGI, its creditors other than the holders of GIGI Senior Obligations, and the Holders of the Notes of such series, the obligation of GIGI, which is unconditional and absolute, to pay to the Holders of the Notes of such series the principal of (and premium, if any) and interest, on the Notes of such series as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the Holders of the Notes of such series and creditors of GIGI other than the holders of GIGI Senior Obligations, nor shall anything herein or in the Notes of any series prevent a Trustee or the Holder of any Note of such series from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Section 1.04 of the holders of GIGI Senior Obligations in respect of cash, property or securities of GIGI received upon the exercise of any such remedy. Upon any payment or distribution of assets of GIGI referred to in this Section 1.04, a Trustee, subject to the provisions of Section 1.04(e) hereof, shall be entitled to conclusively rely upon a certificate of the liquidating trustee or agent or other person making any distribution to such Trustee for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of GIGI Senior Obligations and other indebtedness of GIGI, the amount thereof or payable thereon, the amount or amounts paid or distributed thereof and all other facts pertinent thereto or to this Section 1.04.

(c)    No Payment on Notes in Event of Default on GIGI Senior Obligations. If any principal, premium or interest in respect of GIGI Senior Obligations is not paid within any applicable grace period (including at maturity) or any other default on GIGI Senior Obligations occurs and the maturity of such GIGI Senior Obligations is accelerated in accordance with its terms, GIGI may not pay the principal of, or premium, if any, or interest on, the Notes or repurchase, redeem or otherwise retire any Notes, unless, in each case, the default has been cured or waived and any such acceleration has been rescinded or such GIGI Senior Obligations has been paid in full. If the Notes are declared due and payable before the applicable Maturity Date, the holders of GIGI Senior Obligations outstanding at the time the Notes so become due and payable shall be entitled to receive payment in full of all amounts due or to become due on or in respect of such GIGI Senior Obligations before the Holders of the Notes of any series are entitled to receive any payment on the Notes of such series. If, notwithstanding the foregoing, GIGI makes any payment to a Trustee or the Holder of any Note of any series prohibited by the preceding sentences, and if such fact shall, at or prior to the time of such payment, have been made known to a Responsible Officer of such Trustee or such Holder, such payment must be paid over and delivered to GIGI.

(d)    Payments on Notes Permitted. Nothing contained in the Indenture or in any of the Notes of any series shall (i) affect the obligation of GIGI to make, or prevent GIGI from making, at any time except as provided in Sections 1.04(b) and 1.04(c) hereof, payments of principal of (or premium, if any) or interest on the Notes of such series or (ii) prevent the application by a Trustee of any moneys or assets deposited with it hereunder to the payment of or on account of the principal of (or premium, if any) or interest on the Notes of such series, unless a Responsible Officer of such Trustee shall have received at its Corporate Trust Office written notice of any fact prohibiting the making of such payment from GIGI or from the holder of any GIGI Senior Obligations or from the trustee for any such holder, together with proof satisfactory to such Trustee of such holding of GIGI Senior Obligations or of the authority of such trustee more than two Business Days prior to the date fixed for such payment.

(e)    Authorization of Securityholders to Trustee to Effect Subordination. As a Holder of Notes of any series and in consideration for the benefits to each such Holder from the addition of GIGI as a subordinated co-obligor as provided herein, each Holder of Notes of such series authorizes and directs the Trustee of such series of Notes on his, her or its behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Section 1.04 and appoints such Trustee his, her or its attorney-in-fact for any and all such purposes.

(f)    Notices to Trustee. GIGI shall give prompt written notice to a Responsible Officer of the Trustees of any fact known to GIGI that would prohibit the making of any payment of monies or assets to or by the Trustees in respect of the Notes pursuant to the provisions of this Section 1.04. Notwithstanding the provisions of this Section 1.04 or any other provisions of the Indenture, neither a Trustee nor any Paying Agent (other than GIGI) shall be charged with knowledge of the existence of any GIGI Senior Obligations or of any fact which would prohibit the making of any payment of moneys or assets to or by such Trustee or such Paying Agent, unless and until a Responsible Officer of such Trustee or such Paying Agent shall have received (in the case of a Responsible Officer of such Trustee, at the Corporate Trust Office of such Trustee) written notice thereof from GIGI or from the holder of any GIGI Senior Obligations or from the trustee for any such holder, together with proof satisfactory to such Trustee of such holding of GIGI Senior Obligations or of the authority of such trustee and, prior to the receipt of any such written notice, a Trustee shall be entitled in all respects conclusively to presume that no such facts exist; provided, however, that if at least two Business Days prior to the date upon which by the terms hereof any such moneys or assets may become payable for any purpose (including, without limitation, the payment of either the principal (or premium, if any) or interest, if any, on any Note) a Responsible Officer of such Trustee shall not have received with respect to such moneys or assets the notice provided for in this Section 1.04(f), then, anything herein contained to the contrary notwithstanding, such Trustee shall have full power and authority to receive such moneys or assets and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it within two Business Days prior to such date. A Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself, herself or itself to be a holder of GIGI Senior Obligations (or a trustee on behalf of such holder) to establish that such a notice has been given by a holder of GIGI Senior Obligations or a trustee on behalf of any such holder. In the event that a Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of GIGI Senior Obligations to participate in any payment or distribution pursuant to this Section 1.04, such Trustee may request such Person to furnish evidence to the reasonable satisfaction of such Trustee as to the amount of GIGI Senior Obligations held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Section 1.04 and, if such evidence is not furnished, such Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

(g)    Trustee as Holder of GIGI Senior Obligations. A Trustee in its individual capacity shall be entitled to all the rights set forth in this Section 1.04 in respect of any GIGI Senior Obligations at any time held by it to the same extent as any other holder of GIGI Senior Obligations and nothing in the Indenture shall be construed to deprive such Trustee of any of its rights as such holder. Nothing in this Section 1.04 shall apply to claims of, or payments to, a Trustee under or pursuant to Section 5.14 or Section 6.07 of the Base Indenture.

(h)    Modifications of Terms of GIGI Senior Obligations. Any renewal or extension of the time of payment of any GIGI Senior Obligations or the exercise by the holders of GIGI Senior Obligations of any of their rights under any instrument creating or evidencing GIGI Senior Obligations, including, without limitation, the waiver of default thereunder, may be made or done all without notice to or assent from the Holders of the Notes of any series or a Trustee. No compromise, alteration, amendment, modification, extension, renewal or other change of, or waiver, consent or other action in respect of, any liability or obligation under or in respect of, or of any of the terms, covenants or conditions of any indenture or other instrument under which any GIGI Senior Obligations is outstanding or of such GIGI Senior Obligations, whether or not such release is in accordance with the provisions of any applicable document, shall in any way alter or affect any of the provisions of this Section 1.04 or of the Notes of any series relating to the subordination thereof.

(i)    Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of GIGI referred to in this Section 1.04, a Trustee and the Holders of the Notes of any series shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to such Trustee or to the Holders of Notes of such series, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of GIGI Senior Obligations and other indebtedness of GIGI, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 1.04.

(j)    Satisfaction and Discharge; Defeasance and Covenant Defeasance. Amounts and U.S. Government Obligations deposited in trust with a Trustee pursuant to and in accordance with Article IV of the Base Indenture and not, at the time of such deposit, prohibited to be deposited under Section 1.04(b) or Section 1.04(c) hereof shall not be subject to this Section 1.04.

(k)    Trustee not Fiduciary for Holders of GIGI Senior Obligations. With respect to the holders of GIGI Senior Obligations, a Trustee undertakes to perform or observe only such of its covenants and obligations as are specifically set forth in this Section 1.04, and no implied covenants or obligations with respect to the holders of GIGI Senior Obligations shall be read into the Indenture against such Trustee. A Trustee shall not be deemed to owe any fiduciary duty to the holders of GIGI Senior Obligations. A Trustee shall not be liable to any such holder if it shall pay over or distribute to or on behalf of Holders of Notes of any series or GIGI, or any other Person, moneys or assets to which any holder of GIGI Senior Obligations shall be entitled by virtue of this Section 1.04 or otherwise and no implied covenants or obligations with respect to holders of GIGI Senior Obligations shall be read into the Indenture against a Trustee.

Section 1.05	Company Obligations.

The Company confirms that, notwithstanding the addition of GIGI as a co-obligor of the Notes, (i) the Company is not being discharged from any of its obligations or covenants under the Indenture or the Notes and (ii) the Company’s obligations and duties under the Indenture (including the due and punctual performance and observance of all of the covenants and conditions to be performed by the Company, including, without limitation, the obligation to pay the principal of and interest on each series of Notes when due whether at maturity, by acceleration, redemption or otherwise), and the Company’s rights, benefits and privileges thereunder shall continue.

Section 1.06	Amendment and Restatement of the Form of 7.75% Notes.

Pursuant to Section 9.06 of the Indenture, Annex A-1 of the 7.75% Notes Officers’ Certificate is amended and restated in its entirety as Exhibit A to this Supplemental Indenture.

Section 1.07	Amendment and Restatement of the Form of 7.875% Notes.

Pursuant to Section 9.06 of the Indenture, Annex A-1 of the Second Supplemental Indenture is amended and restated in its entirety as Exhibit B to this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS

Section 2.01	Notices.

Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Company:

Global Indemnity Limited

c/o Global Indemnity Group, Inc.

Three Bala Plaza East, Suite 300

Bala Cynwyd, PA 19004

Attention: Chief Financial Officer

Facsimile: (610) 660-8887

if to GIGI:

Global Indemnity Group, Inc.

Three Bala Plaza East, Suite 300

Bala Cynwyd, PA 19004

Attention: Chief Financial Officer

Facsimile: (610) 660-8887

if to the 7.75% Trustee:

Wells Fargo Bank National Association

333 South Grand Avenue, 5th Floor Suite 5A

Los Angeles, California 90071

Attention: Corporate Trust Services

Facsimile: (213) 253-7598

if to the 7.875% Trustee:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Global Corporate Trustee Services

Facsimile: (651) 466-7430

The Company or a Trustee by notice to the other parties hereto may designate additional or different addresses for subsequent notices or communications.

Section 2.02	Governing Law; Jury Trial Waiver.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 2.03	No Personal Liability of Directors, etc.

None of the Company’s or GIGI’s directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of the Company’s or GIGI’s obligations under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. As a Holder of Notes of any series and in consideration for the benefits to each such Holder from the addition of GIGI as a subordinated co-obligor as provided herein, each Holder of Notes of such series hereby waives and releases all such liability.

Section 2.04	Successors.

All agreements of GIGI in the Indenture, this Supplemental Indenture and the Notes shall bind its successors and assigns.

Section 2.05	Multiple Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Signatures of the parties hereto transmitted by facsimile or

PDF may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes.

Section 2.06	Headings.

The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.07	Trustees Not Responsible for Recitals.

The recitals contained herein shall be taken as statements of the Company and GIGI, and neither Trustee assumes any responsibility or liability for their correctness. Neither Trustee makes any representations as to and shall not be responsible or liable for the validity or sufficiency of this Supplemental Indenture or the obligations of the Company and GIGI hereunder, except that each Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder. The 7.75% Notes Trustee and the 7.875% Notes Trustee shall not constitute co-trustees of the same trust, and each of the 7.75% Notes Trustee and the 7.875% Notes Trustee shall be trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts under the Indenture administered by the other trustee. The 7.75% Notes Trustee shall have no liability for any acts or omissions of the 7.875% Trustee and the 7.875% Trustee shall have no liability for any acts or omissions of the 7.75% Trustee.

Section 2.08	Adoption, Ratification and Confirmation.

The Indenture, as amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. For the avoidance of doubt, this Supplemental Indenture is executed and accepted by the Trustees subject to all the terms and conditions set forth in the Indenture, including the rights, powers, privileges, and immunities of the Trustees, with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustees with respect hereto.

Section 2.09	Consent to Jurisdiction and Service.

To the fullest extent permitted by applicable law, each of the Company and GIGI hereby irrevocably submits to the jurisdiction of any Federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. Each of the Company and GIGI irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum. Each of the Company and GIGI agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and GIGI, as the case may be, and may be enforced in any courts to the jurisdiction of which the Company and GIGI, as the case may be, is subject by a suit upon such judgment, provided, that service of process is effected upon the Issuer in the manner specified herein or as otherwise permitted by law. To the extent the Company or GIGI has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, executor or otherwise) with respect to itself or its property, each of the Company and GIGI hereby irrevocably waives such immunity in respect of its obligations under this Indenture to the extent permitted by law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

GLOBAL INDEMNITY LIMITED

By:	/s/ Thomas M. McGeehan
	Name:	Thomas M. McGeehan
	Title:	Executive Vice President and Chief
Financial Officer

GLOBAL INDEMNITY GROUP, INC.

By:	/s/ Thomas M. McGeehan
	Name:	Thomas M. McGeehan
	Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as 7.75% Notes Trustee

By:	/s/ Maddy Hughes
	Name:	Maddy Hughes
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as 7.875% Notes Trustee

By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]